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                                                                     EXHIBIT 3.8

                                 RESTATED BYLAWS
                                       OF
                           RARITAN RIVER STEEL COMPANY

                  Section 1. Annual Meeting. The annual meeting of shareholders shall be held on such date and hour each year as may be adopted by the board of directors upon not less than ten nor more than sixty days' written notice of the time, place and purpose of the meeting, at the principal office of the corporation, or such other place as shall be specified in the Notice of Meeting in order to elect directors of the corporation and transact such other business as shall come before the meeting. If that date is a legal holiday, the meeting shall be held at the same hour on the next succeeding business day.

                  Section 2. Special Meetings. Special meetings of the shareholders may be called for any purpose or purposes by the president or the board or by any member of the board and shall be called by the president or a vice-president or the secretary at the written demand of the holders of at least ten percent (10%) of all the outstanding shares entitled to vote on the actions proposed to be taken at such meeting, which demand shall state the purpose or purposes of the proposed meeting. Special meetings shall be called upon written notice of the time, place and purpose of the meeting given not less than ten nor more than sixty days prior to the date of the meeting.

                  Section 3. Waivers of Notice of Shareholder Meetings; Adjournments. Notice of a meeting of shareholders need not be given to any shareholder who signs a waiver of such notice, in person or by proxy, whether before or after the meeting. The attendance of any shareholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall, constitute a waiver of notice by such shareholder. When any meeting is adjourned to another time or place, it shall not be necessary to give notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business is transacted as might have been transacted at the original meeting.

                  Section 4. Action Without Shareholder Meeting. Any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if all the shareholders entitled to vote thereon consent thereto in writing and such written consents are filed with the minutes of proceedings of shareholders.



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                  Section 5. Board of Directors; General Powers. The business and affairs of the corporation shall be managed by its board of directors (herein referred to as the "board").

                  Section 6. Number and Term of Directors; Regular Meetings. The number of directors shall be one (1)*. The term of office of the director shall be from the time of his election and qualification until the annual meeting of shareholders next succeeding his election and until his successor shall have been elected and shall have qualified. A regular meeting of the board for the election of officers and such other business as may come before the meeting shall be held without notice immediately following the annual meeting of shareholders at the same place. The board may provide for additional regular meetings which may be held without notice by resolution adopted at any meeting of the board.

                  Section 7. Special Meetings of the Board. Special meetings of the board for any purpose or purposes may be called at any time by any one of the directors. Such meetings shall be held upon two days' notice given personally or by telephone or telegraph, or by four days' notice given by depositing notice in the mails, postage prepaid. Such notice shall specify the time and place of the meeting.

                  Section 8. Waivers of Notice of Board Meetings; Adjournment. Notice of a meeting of the board need not be given to any director who signs a waiver of notice whether before or after the meeting, or who attends the meeting without protesting the lack of notice prior to the conclusion of the meeting. Neither the business to be transacted at, nor the purpose of, any meeting of the board need be specified in the notice or waiver of notice of such meeting. Notice of an adjourned meeting need not be given if the time and place are fixed at the meeting adjourning and if the period of adjournment does not exceed ten days in any one adjournment.

                  Section 9. Action without Meeting. The board or any committee thereof may act without a meeting if, prior or subsequent to such action, each member of the board or of each committee shall consent in writing to such action. Such written consent or consents shall be filed with the minutes of the corporation.

                  Section 10 . Quorum of Board of Directors. One director shall constitute a quorum of the board far the transaction of business unless the board consists of two directors, in which case two directors shall constitute a quorum, and unless the board consists of three or more directors, in which case a majority of the directors shall constitute a quorum.


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                  Section 11. Vacancies in the Board of Directors. Any vacancy in the board, including a vacancy caused by an increase in the number of directors may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the board, or by a sole remaining director.

                  Section 12. Officers. At its regular meeting following the annual meeting of shareholders, the board shall elect a president, a treasurer, a secretary, and such other officers as it shall deem necessary. One person may hold two or more offices but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or by these bylaws to be executed, acknowledged or verified by two or more officers. The duties and authority of the officers shall be determined from time to time by the board. Subject to any such determination, the officers shall have the following duties and authority:

                  (a) The president shall be chief executive officer of the corporation. He shall have general charge and supervision over and responsibility far the affairs of the corporation. He shall preside at all meetings of the shareholders and at all meetings of the board. Unless otherwise directed by the board, all other officers shall be subject to the authority and the supervision of the president. The president may enter into and execute in the name of the corporation contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the board. He shall have the general powers and duties of management usually vested in the office of president of a corporation. The president may delegate from time to time to any other officer, any or all of the aforesaid duties and authority.

                  (b) Vice presidents, if elected, shall have such duties and possess such authority as may be delegated to them by the president.

                  (c) The treasurer shall have the custody of the funds and securities of the corporation and shall keep, or cause to be kept, regular books of account for the corporation. The treasurer shall perform such other duties and possess such other authority as are incident to his office or as shall be assigned by the president or the board.

                  (d) Assistant treasurers, if elected, shall have such duties and possess such authority as may be delegated to them by the treasurer.

                  (e) The secretary shall cause notices of all meetings to be served as prescribed in these bylaws and shall keep, or cause to be kept, the minutes of all meetings of the

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shareholders and the board. The secretary shall have charge of the seal of the corporation. He shall perform such other duties and possess such authority as are incident to his office or as are assigned to him by the president of the board.

                  (f) Assistant secretaries, if elected, shall have such duties and possess such authority as may be delegated to them by the secretary.

                  Section 13. Amendment to Bylaws. These bylaws may be altered, amended or repealed by the shareholders or by the board. Any bylaw adopted, amended or repealed by the shareholders may be amended or repealed by the board, unless the resolution of the shareholders adopting such bylaw expressly reserves the right to amend or repeal it to the shareholders.

                  Section 14. Force and Effect of Bylaws. These by-laws are subject to the provisions of the New Jersey Business Corporation Act and the corporation's Certificate of Incorporation as they may be amended from time to time. If any provision in these bylaws is inconsistent with a provision in that Act or the Certificate of Incorporation, the provision of the Act or the Certificate of Incorporation shall govern to the extent of such inconsistency.

                  Section 15. Loans to Directors. Officers. Employees. The corporation may lend money to, or guarantee any obligation of, or otherwise assist, any officer or other employee of the corporation whenever the board determines that such loan, guarantee, or assistance may reasonably be expected to benefit the corporation, provided, however, if such officer or employee is also a director, such loan, guarantee or assistance must be approved by a majority of the entire board.

                  Section 16. Indemnification. The corporation shall indemnify every Corporate Agent, as defined in the New Jersey Business Corporation Act, to the full extent permitted by that Act.

                  Section 17. Authorization of Borrowing and Pledging.

                  (1) The directors of the corporation may, from time to time:

                  (a) borrow money upon the credit of the corporation by obtaining loans or advances or by way of overdraft or otherwise;

                  (b) issue, sell or pledge securities of the corporation, including bonds, debentures, debenture stock, for such sums on such terms and at such prices as they may deem expedient;


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                  (c) assign, transfer, convey, hypothecate, mortgage, pledge, charge or give security in any manner upon all or any of the real or personal, moveable or immoveable property, rights, powers, chosen in action, or other assets, present or future, of the corporation to secure any such securities or other securities of the corporation or any money borrowed or to be borrowed or any obligations or liabilities as aforesaid or otherwise of the corporation heretofore, now or hereafter made or incurred directly or indirectly or otherwise; and

                  (d) without in any way limiting the powers herein conferred upon the directors, give security or promises to give security, agreements, documents and instruments in any manner or form under the Bank Act or otherwise to secure any money borrowed or to be borrowed or any obligations or liabilities as aforesaid or otherwise of the Company heretofore, now or hereafter made or incurred directly or indirectly or otherwise.

                  (2) Any or all of the foregoing powers may from time to time be delegated by the directors to any one or more of the directors or officers of the corporation.

                  (3) This bylaw shall remain in force and be binding upon the corporation as regards any person acting on the faith thereof until such person has received written notification from the Company that this bylaw has been repealed or replaced.

                               * * * * * * * * * *

                  The foregoing Restated Bylaws of Raritan River Steel Company were duly adopted by the consent of the board of directors and sole shareholder on the first day of December, 1992.

                  DATED as of the first day of December, 1992.

William J. Shields                                J. Graham MacMillan
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WILLIAM J. SHIELDS, President                     J. GRAHAM MacMILLAN, Secretary